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                 [MCGLINCHEY STAFFORD LANG LETTERHEAD]

                           September 30, 1996

Nu-kote Holding, Inc.
17950 Preston Road
Suite 690
Dallas, Texas 75252

      Re:  75,000 Shares of Class A Common Stock, par value
           $.01 per share of Nu-kote Holding, Inc.

Gentlemen:

      We have acted as counsel for Nu-kote Holding, Inc., a Delaware corporation (the "Company"), in connection with the issuance of 75,000 shares of Class A Common Stock, par value $.01 per share, of the Company (the "Shares"), pursuant to the Nu-kote Holding, Inc. Deferred Stock Compensation Plan as Amended and Restated September 27, 1996 (the "Plan"), as described in that certain Registration Statement on Form S-8, dated September 30, 1996, filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the "Registration Statement").

      We have examined the Plan and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, we are of the opinion that the Shares which may be issued pursuant to the Plan will be, when issued in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                       Very truly yours,

                                       McGLINCHEY STAFFORD LANG,
                                       A Professional Limited Liability Company


                                       By: /s/ ALAN JACOBS
                                          ---------------------------------
                                           Alan Jacobs
                                           Member